Exhibit 107

Form S-8

(Form Type)

Information Services Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,900,000(2)	$4.74(3)	$9,006,000(3)	$110.20 per $1,000,000	$992.46
Total Offering Amounts					$9,006,000		$992.46
Total Fee Offsets							$-
Net Fee Due							$992.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that may become issuable under the Information Services Group, Inc. Amended and Restated 2007 Equity and Incentive Award Plan (the “Incentive Plan”) in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Represents an additional 1,900,000 shares of the Registrant’s Common Stock issuable under the Incentive Plan pursuant to the share recycling provisions set forth in Section 3 thereof. There has been no change in the number of shares reserved for issuance under the Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on The Nasdaq Global Market on September 12, 2023, which was $4.74.